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                                                                     EXHIBIT 5.1

                                March 23, 2001


Netcommerce, Inc.
9901 Valley Ranch Parkway
Suite 320
Irving, TX  75038


Attention:  Donald W. Prosser

     Re:  Netcommerce, Inc.
          Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the form of registration statement on Form S-8 (the "Registration Statement") being filed by Netcommerce, Inc., a Nevada corporation (the "Company"), with the United States Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a total of 8,500,000 of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Stock and Options for services (the "Plan").

     We have acted as securities counsel for the Company in connection with the preparation of the Registration Statement, and we have examined the corporate proceedings relating to the authorization, issuance and sale of the securities referred to above. For purposes of this opinion, we have assumed (i) the accuracy and completeness of all data supplied by the Company, its officers, directors or agents, and (ii) that all requisite authorizations, approvals, consents or exemptions under the securities laws of the various states and other jurisdictions of the United States shall have been obtained.

     Based on the foregoing, it is our opinion that the 8,500,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the terms and conditions of the Plan will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              Wolin & Rosen, Ltd.


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